Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

February 25, 2022

Olo Inc.

285 Fulton Street

One World Trade Center

82nd Floor

New York, NY

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to Olo Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 22,990,135 shares (the “Shares”) of Common Stock (as defined below), consisting of (a) 7,892,263 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”), (b) 1,578,452 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), (c) 6,759,710 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) issuable pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 EIP” and together with the 2021 EIP and the 2021 ESPP, the “Plans”) and (d) 6,759,710 shares of the Class A Common Stock issuable upon conversion of Class B Common Stock underlying the options under the 2015 EIP.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Olo Inc.

February 25, 2022

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP